UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 19, 2012

DENBURY RESOURCES INC.
(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of
incorporation or organization)

1-12935 (Commission File Number)	20-0467835 (I.R.S. Employer Identification No.)

5320 Legacy Drive, Plano, Texas	75024
(Address of principal executive offices)	(Zip code)
Registrant's telephone number, including area code:	(972) 673-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement

On September 19, 2012, Denbury Onshore, LLC, (the “Company”), a Delaware corporation and wholly owned subsidiary of Denbury Resources Inc. entered into an exchange agreement (the “Exchange Agreement”) with Exxon Mobil Corporation and its wholly owned subsidiary XTO Energy Inc. (collectively, “ExxonMobil”).  Pursuant to the Exchange Agreement, on the closing date the Company will transfer its Bakken assets in North Dakota and Montana to ExxonMobil in exchange for $1.6 billion in cash (the “Cash Consideration”), subject to closing adjustments, and ExxonMobil’s operating interests in Webster Field in Texas and Hartzog Draw Field in Wyoming.

The transaction is subject to satisfactory completion of customary title and environmental due diligence, as well as approval from the syndicate of banks under the Company’s credit facility and the satisfaction of customary closing conditions, including the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  The transaction is expected to close late in the fourth quarter of 2012 and, pursuant to the Exchange Agreement, will have a July 1, 2012 effective date (the “Effective Date”).  The Cash Consideration is subject to adjustments for revenues and costs of the respective assets from the Effective Date to the closing date.

A copy of the Exchange Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Exchange Agreement and the transactions contemplated thereby are qualified in their entirety by reference to the full text of the Exchange Agreement.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits.

The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit Number	Description
2.1	Exchange Agreement, by and among Denbury Onshore, LLC, XTO Energy Inc., and Exxon Mobil Corporation dated as of September 19, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: September 25, 2012	By:	/s/ Alan Rhoades
Alan Rhoades
Vice President and Chief Accounting Officer